AMENDMENT TO THE
2014 STOCK INCENTIVE PLAN OF ADSWIZZ INC.

WHEREAS, AdsWizz Inc. (“AdsWizz”) previously adopted and maintained the 2014 Stock Incentive Plan (the “Plan”);

WHEREAS, on May 25, 2018, Almaden Acquisition Sub, Inc., a wholly-owned subsidiary of Pandora Media, Inc. (“Pandora”) was merged with and into AdsWizz (the “Merger”), with AdsWizz surviving as a wholly-owned subsidiary of Pandora;

WHEREAS, in connection with the Merger, Pandora has assumed outstanding options granted under the Plan and has assumed the Plan for purposes of granting awards to certain employees of AdsWizz who continue their employment with AdsWizz or Pandora subsequent to the Merger; and

WHEREAS, in connection with Pandora’s assumption of the Plan and outstanding options granted under the Plan, Pandora desires to amend the Plan to conform the Plan to Pandora’s administrative practices with respect to the administration of equity plans.

NOW THEREFORE, pursuant to the power of amendment contained in Section 11(d) of the Plan, the Plan is hereby amended, effective as of May 25, 2018, by inserting a new section of the Plan, titled “Assumption of Plan by Pandora Media, Inc.” as Section 12 of the Plan as follows:

12.	Assumption of Plan by Pandora Media, Inc.

 (a) Acquisition of the Company by Pandora Media, Inc. On May 25, 2018, Almaden Acquisition Sub, Inc., a wholly-owned subsidiary of Pandora Media, Inc. (“Pandora”) was merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Pandora. In connection with the Merger, Pandora assumed outstanding options granted under the Plan and assumed the Plan for the purposes of granting awards to certain employees of the Company who continue their employment with the Company or Pandora subsequent to the Merger.

(b) Conformance to Pandora’s Administrative Practices. Notwithstanding anything in this Plan to the contrary, effective as of May 25, 2018, the following provisions shall apply: (i) all references in this Plan to “AdsWizz Inc.” or the “Company” shall be understood to mean Pandora or any successor thereto; (ii) the Compensation Committee of Pandora’s Board of Directors shall succeed to the authority of the Board of Directors of AdsWizz Inc. with respect to the administration of the Plan; (iii) all references in the Plan to a number of shares of Common Stock shall be deemed to refer instead to a number of shares of common stock of Pandora (“Pandora Common Stock”) determined by multiplying the number of referenced shares of Pandora Common Stock by the Conversion Ratio, as described in Section 1.6(f) of the Agreement and Plan of Merger among Pandora, Almaden Acquisition Sub, Inc., the Company, and Fortis Advisors LLC, dated as of March 20, 2018, and rounding the resulting number down to the nearest whole number of shares of Pandora Common Stock; (iv) all administrative authority with respect to the Plan shall be delegated in a manner consistent with the delegation provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Pandora Plan”); (v) all awards granted under this Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the Pandora Plan; provided that awards outstanding under this Plan as of May 25, 2018 shall be deemed amended only to the extent that the amendment does not cause the terms and conditions of such awards to be less favorable to the holders of such awards than the terms and conditions of such awards as in effect immediately prior to May 25, 2018, (vi) tax withholding with respect to all awards granted under this Plan shall be implemented in a similar manner as is provided for under Section 15(d) of the Pandora Plan and any award agreements thereunder, and (vii) all notices to be made to Pandora pursuant to this Plan shall be sent to the General Counsel or such other person as designated by the Committee.

IN WITNESS WHEREOF, Pandora has caused this instrument to be executed by its duly authorized agent on this 25th day of May, 2018.

PANDORA MEDIA, INC.

By:	/s/ Jeremy Liegl
Jeremy Liegl
Assistant Secretary